CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - JANUARY 2013
STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (8,267.426 units) at December 31, 2012	$8,710,254
Additions of 9.339 units on January 31, 2013	10,001
Redemptions of (0.000) units on January 31, 2013	0
Offering Costs	(3,704)
Net Income (Loss) - January 2013	147,354

Net Asset Value (8,276.765 units) at January 31, 2013	$8,863,905

Net Asset Value per Unit at January 31, 2013	$1,070.94

Partners' Capital - Class B

Net Asset Value (1,117.142 units) at December 31, 2012	$1,013,689
Additions of 42.546 units on January 31, 2013	39,251
Redemptions of (38.409) units on January 31, 2013	(35,434)
Offering Costs	(431)
Net Income (Loss) - January 2013	17,364

Net Asset Value (1,121.279 units) at January 31, 2013	$1,034,439

Net Asset Value per Unit at January 31, 2013	$922.55

Partners' Capital - Class C

Net Asset Value (8,701.598 units) at December 31, 2012	$9,575,440
Additions of 34.453 units on January 31, 2013	38,603
Redemptions of (71.747) units on January 31, 2013	(80,388)
Offering Costs	(4,072)
Net Income (Loss) - January 2013	178,237

Net Asset Value (8,664.304 units) at January 31, 2013	$9,707,820

Net Asset Value per Unit at January 31, 2013	$1,120.44

Partners' Capital - Class D

Net Asset Value (692.093 units) at December 31, 2012	$652,559
Additions of 41.658 units on January 31, 2013	40,001
Redemptions of (0.000) units on January 31, 2013	0
Offering Costs	(277)
Net Income (Loss) - January 2013	12,284

Net Asset Value (733.751 units) at January 31, 2013	$704,567

Net Asset Value per Unit at January 31, 2013	$960.23

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$(258,563)
Change in unrealized	200,975

Gains (losses) on forward contracts:
Realized	0
Change in unrealized	475,981
Intrest Income (Loss)	7,719
Total income	426,112

Expenses:
Management fee	33,936
Performance fee	0
Sales and brokerage fee	28,543
Operating expenses	8,394
Total Expenses	70,873
Net Income (Loss) - January 2013	$355,239

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on January 31, 2013	$1,070.94
Net Asset Value per Unit on December 31, 2012	$1,053.56
Unit Value Monthly Gain (Loss) %	1.65%
Fund 2013 calendar YTD Gain (Loss) %	1.65%

Partners' Capital - Class B

Net Asset Value per Unit on January 31, 2013	$922.55
Net Asset Value per Unit on December 31, 2012	$907.39
Unit Value Monthly Gain (Loss) %	1.67%
Fund 2013 calendar YTD Gain (Loss) %	1.67%

Partners' Capital - Class C

Net Asset Value per Unit on January 31, 2013	$1,120.44
Net Asset Value per Unit on December 31, 2012	$1,100.42
Unit Value Monthly Gain (Loss) %	1.82%
Fund 2013 calendar YTD Gain (Loss) %	1.82%

Partners' Capital - Class D

Net Asset Value per Unit on January 31, 2013	$960.23
Net Asset Value per Unit on December 31, 2012	$942.88
Unit Value Monthly Gain (Loss) %	1.84%
Fund 2013 calendar YTD Gain (Loss) %	1.84%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ G. William Andrews
G. William Andrews
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,

January 2013 Gains Fueled By Strong Performance in Equity Indices and Foreign Exchange Positions…

2013 begins on a positive note, as the Fund posted solid gains.  Equity Indices and Foreign Exchange sectors responded to improved economic outlooks in the U.S. and Europe and to the promise of aggressive fiscal and monetary policy in Asia.  Commodities were slightly down on the month, and the Interest Rates sector was the only significant detractor from performance.  The Fund lost on a net-long position in global long-term rates as the sector moved lower on the same macroeconomic drivers that pushed equity markets higher and a general rotation out of bonds and into stocks.  From a strategy perspective, longer-term trend following models were the most profitable strategies in January.

Long global equity positions primarily from European and Asian holdings recorded the majority of gains.  Positive data points out of Europe included the softening of tough “Basel III” regulations, a larger-than-expected repayment by banks of LTRO funds to the ECB, Spanish and Italian bond auctions bringing the lowest yields in months, and German ZEW surveys of sentiment that were much more optimistic.  In Asia, the new Japanese government used every possible opportunity to push for a weakening of the Japanese Yen and a 2% inflation target to end decades of deflation.  Exporters rallied as the Yen weakened throughout the month.  The Fund’s short Japanese Yen position was the most profitable trade in the portfolio during January.  Losses in Interest Rates were not enough to offset gains as the sector exhibited a generally negative correlation to equities, hurting the Fund’s long position.

By mutual agreement, effective January 2013, Steven A. Schneider left Campbell & Company,  to pursue other career opportunities.

Sincerely,

Will Andrews
Chief Executive Officer
Campbell & Company, Inc. - General Partner